EXHIBIT 99.1

Innovation Pharmaceuticals Signs Second MTA to Explore Brilacidin as Coronavirus
COVID-19 Treatment

WAKEFIELD, MA – March 6, 2020 Innovation Pharmaceuticals (OTCQB:IPIX) (“the Company”), a clinical stage pharmaceutical company, continues to receive inquiries regarding the potential of Brilacidin, the Company’s novel defensin mimetic compound, to treat COVID-19, more generically called “coronavirus,” given the urgent worldwide need to discover treatments and vaccines for the deadly epidemic. According to Worldometer.info as of Friday morning, more than 100,000 cases of COVID-19 have been diagnosed worldwide with over 3,400 deaths attributed to the virus.

In the U.S., patients in 18 states have tested positive, or are presumptively positive, for COVID-19. On Thursday, Congress passed an $8.3 billion emergency bill to release funds for fighting COVID-19. Innovation Pharmaceuticals has submitted a preliminary summary of Brilacidin’s therapeutic potential as a novel coronavirus treatment to the U.S. Government’s Biomedical Advanced Research and Development Authority (BARDA) and is already collaborating with scientists at the National Institute of Allergy and Infectious Diseases (NIAID) for review of Brilacidin as a potential COVID-19 intervention.

Innovation disclosed last week that the Company signed a Material Transfer Agreement (MTA) to provide Brilacidin to one of the U.S.’s 12 Regional Biocontainment Labs (RBLs) for evaluation against COVID-19.

Today, the Company announces that a second MTA has been signed to ship Brilacidin to a major U.S. university for analysis. One of world’s leading coronavirus experts is overseeing the research. Innovation management is awaiting approval from the university to disclose additional details on the agreement and hopes to further inform shareholders next week regarding this development.

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About Brilacidin and COVID-19

The coronavirus (COVID-19) outbreak poses a significant life-threatening and economic risk throughout the world. Nearly 100,000 cases have been diagnosed in at least 81 countries, resulting in over 3,400 reported deaths. There are no effective approved therapies to treat COVID-19. Brilacidin is one of the few drugs targeting COVID-19 that has been tested in human trials for other clinical indications, providing an established safety and efficacy profile, thereby potentially enabling it to rapidly help address the emerging worldwide coronavirus crisis, developed both as an intravenous medicine and as a possible vaccine. The Company is pursuing pharmaceutical partnerships, academic collaborations and government grants to further evaluate and potentially advance Brilacidin’s clinical development as a novel COVID-19 treatment. There is no assurance made or implied that testing Brilacidin for antiviral activity against any coronavirus will be successful.

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About Innovation Pharmaceuticals
Innovation Pharmaceuticals Inc. (IPIX) is a clinical stage biopharmaceutical company developing a world-class portfolio of innovative therapies addressing multiple areas of unmet medical need, including inflammatory diseases, cancer, infectious disease, and dermatologic diseases. Brilacidin, a versatile compound with broad therapeutic potential, is in a new chemical class called defensin-mimetics. A Phase 2 trial of Brilacidin as an oral rinse for the prevention of Severe Oral Mucositis (SOM) in patients with Head and Neck Cancer, met its primary and secondary endpoints, including reducing the incidence of SOM. The Company plans to advance Brilacidin oral rinse into Phase 3 development, subject to available financial resources. Positive results were also observed in a Phase 2 Proof-of-Concept trial treating patients locally with Brilacidin for Ulcerative Proctitis/Ulcerative Proctosigmoiditis (UP/UPS). Brilacidin for UP/UPS was licensed to Alfasigma S.p.A. in July 2019. A Phase 2b trial of Brilacidin showed a single intravenous dose of the drug delivered comparable outcomes to a seven-day dosing regimen of the FDA-approved blockbuster daptomycin in treating Acute Bacterial Skin and Skin Structure Infection. Kevetrin is a novel anti-cancer drug shown to modulate p53, often referred to as the “Guardian Angel Gene” due to its crucial role in controlling cell mutations and has successfully completed a Phase 2 trial in Ovarian Cancer. More information is available on the Company website at www.IPharmInc.com.

Forward-Looking Statements:
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning the future execution of a definitive agreement with a global pharmaceutical company and the anticipated terms thereof, our future drug development plans, other statements regarding future product developments, and markets, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. The Company has in some cases identified forward-looking statements by using words such as “anticipates,” “believes,” “hopes,” “estimates,” “looks,” “expects,” “plans,” “intends,” “goal,” “potential,” “may,” “suggest,” and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are the Company’s need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock under securities purchase agreements; the fact that the Company’s licensee(s) may not successfully complete pre-clinical or clinical testing and the Company will not receive milestone payments, or the fact that the Company’s compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. The Company undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

INVESTOR AND MEDIA CONTACT
Innovation Pharmaceuticals Inc.
Leo Ehrlich
info@ipharminc.com

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